Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Hartman Short Term Income Properties XX, Inc. (the “Company”)

We hereby consent to the incorporation by reference in the Amendment No. 2 to Form S-11/A Registration Statement (No. 333-185336) of our report dated May 22, 2014 relating to the statement of revenues over certain operating expenses of Hartman Gulf Plaza, LLC (the “Gulf Plaza Property” or “Gulf Plaza”) for the year ended December 31, 2013, which report appears in the accompanying Current Report on Form 8-K/A of Hartman Short Term Income Properties XX, Inc.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

May 22, 2014